Meeting of Stockholders - Voting Results

On July 28, 2008, the Fund held its Annual Meeting of Stockholders to consider the election of Directors of the Fund. The following votes were recorded:

Proposal 1: (Voting by all Stockholders - Routine): Election of Directors of the Fund
Election of Joel W. Looney as Director of the Fund	# of Votes Cast	% of Votes Cast
Affirmative	26,410,525	95.94%
Withheld	1,117,740	4.06%
TOTAL	27,528,265	100.00%
Election of Richard I. Barr as Director of the Fund	# of Votes Cast	% of Votes Cast
Affirmative	26,421,389	95.98%
Withheld	1,106,877	4.02%
TOTAL	27,528,266	100.00%
Election of Dr. Dean Jacobson as Director of the Fund	# of Votes Cast	% of Votes Cast
Affirmative	26,386,544	95.85%
Withheld	1,141,721	4.15%
TOTAL	27,528,265	100.00%
Election of John S. Horejsi as Director of the Fund	# of Votes Cast	% of Votes Cast
Affirmative	26,416,396	95.96%
Withheld	1,111,869	4.04%
TOTAL	27,528,265	100.00%
Election of Susan L. Ciciora as Director of the Fund	# of Votes Cast	% of Votes Cast
Affirmative	26,390,084	95.87%
Withheld	1,138,182	4.13%
TOTAL	27,528,266	100.00%
Proposal 2: (Voting by all Stockholders - Non-Routine): Change Fund Investment Objective
	# of Votes Cast	% of Votes Cast
Affirmative	17,422,833	91.69%
Against	1,381,847	7.27%
Withheld	196,571	1.04%
TOTAL	19,001,251	100.00%
Proposal 3: (Voting by all Stockholders - Non-Routine): Change Fund Classification
Affirmative	18,098,151	95.25%
Against	697,704	3.67%
Withheld	205,396	1.08%
TOTAL	19,001,251	100.00%
Proposal 4: (Voting by all Stockholders - Non-Routine): Eliminate Fund Restriction
Affirmative	17,888,971	94.15%
Against	932,995	4.91%
Withheld	179,284	0.94%
TOTAL	19,001,250	100.00%